CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on S-8 (SEC File No. 333-145883) of Gold Crest Mines, Inc. of our report dated March 18, 2009, relating to our audit of the consolidated financial statements of Gold Crest Mines, Inc. for the years ended December 31, 2008 and 2007, included in the Form 10-K for the year ended December 31, 2008.

/s/ DeCoria, Maichel & Teague P.S.

March 18, 2009